Exhibit 10.31(d)

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm if publicly disclosed.

AMENDMENT NO. 3 TO MASTER XRP COMMITMENT TO SELL AGREEMENT

(Withdrawal Breach Price and Purchaser Alternate ODL Flow (RNC Customer))

This Amendment (the “Amendment”) supplements and amends the Master XRP Commitment to Sell Agreement between Ripple Labs Singapore Pte. Ltd. (“Company”), and Tranglo Pte. Ltd. (“Purchaser”) dated 11 March 2022, as amended from time to time (“Agreement”) and takes effect on the date the last party signs (“Effective Date”). Terms not otherwise defined in this Amendment will have the definition set forth in the Agreement.

In consideration of the mutual promises, representations and warranties and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Amendment to Sections 2(a) and 2(b) and Appendix E of Agreement

The Parties agree as follows:

1.	Section 1(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“(a) Commitment. From time to time, the Parties may enter into transactions in which Company will make available up to [***] worth of XRP, the digital asset native to the XRP Ledger (“XRP”), for purchase by Purchaser subject to and in accordance with this Agreement. For the purposes of this subsection, the value of XRP made available shall be calculated at the time of its deposit from time to time into the Bailment Account (as defined below) as expressed in the XRP/USD spot rate published on https://www.cryptocompare.com/ (or such other reputable source as determined by Company) at the material time. Each such transaction is referenced herein as a “Commitment” and, unless otherwise agreed to in writing, is to be governed by this Agreement.”

2.	Section 2(a) of the Agreement shall be deleted in its entirety and be replaced with the following:

“(a) Withdrawal of XRP. For the purposes of this Agreement, Company shall provide Purchaser with exclusive access and control over a node on the Company’s RippleNet system (“RippleNet Node”) and Purchaser agrees that all withdrawals of XRP from the Bailment Account shall be made via Purchaser’s RippleNet Node. Purchaser utilises its RippleNet Node to purchase XRP for USD from the Bailment Account. Such purchase shall occur at an XRP/USD spot price provided by RippleNet, which is ultimately derived from a mutually agreed upon rate quote (“Market Rate”). Purchaser is deemed to have purchased Committed XRP from Company when such Committed XRP is withdrawn from the Bailment Account through use of its RippleNet Node. If Purchaser withdraws XRP from the Bailment Account without utilising its RippleNet Node, Purchaser is deemed to have purchased the Committed XRP at the USD/XRP Breach Price provided in Section 3(o) as of the time of such withdrawal (“Withdrawal Breach Price”), provided that, for any withdrawal that does not utilise the RippleNet Node, the Withdrawal Breach Price shall be reduced to the prevailing USD/XRP spot rate as of the time of the withdrawal, as determined by Company at its reasonable discretion, if: (1) the withdrawal from the Bailment Account was unintentional, (2) the Purchaser provides Company notice of such withdrawal within 72 hours via email to billing@ripple.com, including the date and time of the withdrawal, the XRP ledger transaction hash, address of the destination wallet, and the number of XRP withdrawn, and (3) there has not been more than two other such unintentional withdrawals during the calendar year. Company shall retain reasonable records regarding the Market Rate on a per transaction basis. For the avoidance of doubt, upon each withdrawal, Purchaser shall be deemed to have purchased the XRP from Company, and Purchaser’s obligation to repay the withdrawn XRP to Company on the applicable Maturity Date shall terminate.

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3.	Section 2(b) of the Agreement shall be deleted in its entirety and be replaced with the following:

“(b) Purchase Invoices.

(i) On every Monday, Company will invoice Purchaser for the total XRP withdrawn in the previous week in US Dollar (“USD”) or Singapore Dollar (“SGD”) equivalent together with the applicable On-Demand Service Fee with respect to (A) withdrawals made on behalf of Purchaser itself (“Treasury Invoice”) and (B) withdrawals made on behalf of a third party RippleNet Cloud customer (“RNC Customer Invoice”) (for the avoidance of doubt, Company will provide Purchaser with two separate invoices).

(ii) Purchaser shall pay the Company the amount in any undisputed invoice in USD or SGD on or before the invoice due date, which for the avoidance of doubt, shall be (A) with respect to a Treasury Invoice, on the date of such invoice, and (B) with respect to an RNC Customer Invoice, two Business Days following the date of such invoice. Purchaser shall send the Company a receipt (i.e. confirmation of a wire transfer, etc.) confirming such payment on or before the invoice due date.

(iii) For any Committed XRP purchased and withdrawn by Purchaser, Purchaser agrees to pay Company an On-Demand Service Fee as set out in Appendix E of the Agreement. Such On- Demand Service Fee shall be calculated based on the total XRP purchased and charged in the billing currency of the applicable invoice.”

4.	Appendix E of the Agreement shall be deleted in its entirety and replaced by Appendix E hereto.

Interpretation and Effect of Amendment

The Parties agree to amend and supplement certain terms and conditions in the Agreement as set forth herein. All terms and conditions not amended and supplemented by this Amendment shall remain in full force and effect. In the event of any inconsistency between the provisions of this Amendment and the Agreement, the provision of this Amendment shall prevail.

[Signatures to follow.]

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IN WITNESS WHEREOF, the Parties have executed this Amendment through their duly authorized officers effective as of the Effective Date.

TRANGLO PTE. LTD		RIPPLE LABS SINGAPORE PTE. LTD

By:	/s/ Lee Yuan Hui	By:	/s/ Kevin Kim
Title:	Group CEO	Title:	Head of Legal & Compliance
Date:	9/7/2022	Date:	9/12/2022
Address:	105, Cecil Street #22-11, The Octagon, 069534 Singapore	Address:	18 Robinson Road, #22-01 Singapore 048547 Singapore

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Appendix E: On-Demand Service Fees

Purpose for which XRP withdrawn by Purchaser	Destination Currency	On-Demand Service Fee
Treasury	USD	[***]bps
Treasury	SGD	[***]bps
Treasury	PHP	[***]bps
RNC Customer	USD	[***]bps
RNC Customer	SGD	[***]bps
RNC Customer	PHP	[***]bps

The On-Demand Service Fees set forth in the table above applies to all Committed XRP withdrawal transactions made by Purchaser. Where Purchaser has withdrawn XRP (1) on its own behalf for its internal treasury purposes, or (2) on behalf of an RNC Customer, for use by Purchaser in an ODL transaction with respect to a given destination currency, the corresponding On-Demand Service Fee in such row shall apply to Purchaser.

For example: if Purchaser withdraws XRP on behalf of RNC Customer, with respect to SGD as the destination currency, the On-Demand Service Fee that applies to such withdrawal transaction shall be [***]bps. If Purchaser withdraws XRP on behalf of itself for internal treasury purposes, with respect to SGD as the destination currency, the On-Demand Service Fee that applies to such withdrawal transaction shall be [***]bps.

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